Exhibit 99.1

OBA Financial Services, Inc.

FOR IMMEDIATE RELEASE	News Release

OBA Financial Services, Inc. Announces 1st Quarter Results

GERMANTOWN, MARYLAND: October 26, 2011 – OBA Financial Services, Inc., (NASDAQ – OBAF) (“Company”), the parent company of OBA Bank (“Bank”), announces net income of $88 thousand, or $0.02 basic and diluted earnings per share, for the Company’s fiscal first quarter of 2012 which ended September 30, 2011 as compared to net income of $252 thousand, or $0.06 basic and diluted earnings per share, for the fiscal quarter ended September 30, 2010 and net income of $123 thousand, or $0.03 basic and diluted earnings per share, for the fiscal quarter ended June 30, 2011.

The Company’s quarterly income was impacted by an increase in non-interest expense of $251 thousand for the quarter ended September 30, 2011 as compared to the quarter ended September 30, 2010.  The increase in non-interest expense primarily reflects an increase in salaries and employee benefits as a result of  additions to staff and the implementation of the Company’s equity incentive plan as previously disclosed in its 8-K filed on May 17, 2011.

Income Statement
The Company’s net interest income for the quarter ended September 30, 2011 remained essentially unchanged at $3.0 million as compared to the fiscal quarter ended September 30, 2010.  The Company continued to pay down higher cost borrowings which were partially offset by increased money market interest expense due to a continuing promotion.

The Company’s non-interest expense increased to $2.9 million for the quarter ended September 30, 2011 from $2.7 million for the quarter ended September 30, 2010, or 9.3%.  The increase is primarily a result of the initial grants under the approved equity incentive plan and additions to staff.

Balance Sheet
Total assets grew 8.4% to $396.7 million at September 30, 2011 from $365.8 million at September 30, 2010.

Total loans decreased $4.0 million to $282.0 million at September 30, 2011 from $286.0 million at September 30, 2010.  Total loans at September 30, 2011 remained essentially unchanged as compared to June 30, 2011.

Total deposits increased by $42.4 million, or 18.6%, to $270.7 million at September 30, 2011 from $228.3 million at September 30, 2010 as the Company increased money market deposits as a result of a promotion during the quarter ended June 30, 2011.

Borrowings decreased 16.1% from $54.5 million at September 30, 2010 to $45.8 million at September 30, 2011 as the Company continued to pay down higher cost borrowings.

Equity and Capital
Stockholders’ equity decreased 3.4% to $77.7 million at September 30, 2011 as compared to $80.4 million at September 30, 2010 primarily as a result of the Company’s share repurchase program.  The Company remains well-capitalized with ratios well in excess of regulatory minimums.

Asset Quality
Total non-performing assets to total assets increased to 1.58% at September 30, 2011 from 1.40% at June 30, 2011 and 0.18% at September 30, 2010.  Total non-performing loans to total loans increased to 2.18% at September 30, 2011 from 1.88% at June 30, 2011 and 0.16% at September 30, 2010.  The increases were primarily made up of two loan relationships with not-for-profit entities that have collateral values well in excess of the loan values.  Based on the value of the collateral, no specific allowances are required for these loans.

The allowance for loan losses to total loans increased to 0.85% at September 30, 2011 from 0.80% at June 30, 2011, and 0.67% at September 30, 2010.

About OBA Financial Services, Inc. and OBA Bank
OBA Financial Services, Inc. is the holding company for OBA Bank.  OBA Bank, founded in 1861, is a community-oriented bank which provides a variety of financial services to individuals and small businesses through its offices in Montgomery and Howard Counties of Maryland.  The Bank’s primary deposits are demand, money market, and time certificate accounts and its primary lending products are residential and commercial mortgage loans.  Visit www.obabank.com to locate an ATM or branch near you or for more information about OBA Bank.

For additional information or questions, please contact:

Charles E. Weller, President & Chief Executive Officer, or
David A. Miller, S.V.P. & Chief Financial Officer

OBA Financial Services, Inc.
20300 Seneca Meadow Parkway
Germantown, MD 20876
301-916-6400
Email:  cweller@obabank.com
             damiller@obabank.com
Web Site: www.obabank.com

Forward-Looking Statements
When used in this Press Release, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to certain risks and uncertainties including, but not limited to, changes in economic conditions in OBA Bank’s market area, changes in policies by regulatory agencies, changes in the Bank’s regulator, fluctuations in interest rates, demand for loans in OBA Bank’s market area, competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, and other risks described in the Company’s filings with the Securities and Exchange Commission.  The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  The Company advises readers that the factors listed above could affect the Company’s financial performance and could cause The Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revision which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

OBA Financial Services, Inc.
FINANCIAL SUMMARY
(dollars in thousands, except per share data)	Three Months Ended			Three Months Ended
	September 30,			June 30,
	2011	2010	% Change	2011	% Change
RESULTS OF OPERATIONS:
Net interest income	$2,974	$2,967	0.2%	$2,897	2.7%
Provision for loan losses	147	158	(7.0)	147	-
Non-interest income	211	253	(16.6)	216	(2.3)
Non-interest expense	2,936	2,685	9.3	2,809	4.5
Income before taxes	102	377	(72.9)	157	(35.0)
Income tax	14	125	(88.8)	34	(58.8)
Net Income	88	252	(65.1)	123	(28.5)

SHARE DATA:
Basic earnings per share	$0.02	$0.06	(66.7)%	$0.03	(33.3)%
Diluted earnings per share	0.02	0.06	(66.7)	0.03	(33.3)
Book value per common share	17.86	17.38	2.8	17.57	1.7
Tangible book value per common share	17.86	17.38	2.8	17.57	1.7
Weighted average shares - basic	4,193,848	4,267,758	(1.7)	4,278,152	(2.0)
Weighted average shares - diluted	4,378,751	4,267,758	2.6	4,278,152	2.4
Common shares outstanding	4,351,200	4,628,750	(6.0)	4,602,050	(5.5)

SELECTED RATIOS:
Return on average assets	0.09%	0.27%		0.13%
Return on average equity	0.43	1.24		0.61
Net interest margin	3.52	3.47		3.67
Leverage ratio	19.45	21.88		20.81
Tier I risk-based capital ratio	30.88	33.39		32.26
Total risk-based capital ratio	31.85	34.20		33.16
Allowance for loan losses to total loans	0.85	0.67		0.80
Non-performing loans to total loans	2.18	0.16		1.88
Non-performing assets to total assets	1.58	0.18		1.40

END OF PERIOD BALANCES:
Investment securities	$37,298	$31,552	18.2%	$39,451	(5.5)%
Total loans	281,999	286,012	(1.4)	281,866	-
Earning assets	338,926	329,125	3.0	336,795	0.6
Assets	396,659	365,793	8.4	386,445	2.6
Deposits	270,716	228,330	18.6	257,031	5.3
Borrowings	45,762	54,547	(16.1)	45,184	1.3
Stockholders' equity	77,721	80,441	(3.4)	80,860	(3.9)

AVERAGE BALANCES:
Investment securities	$37,414	$31,793	17.7%	$24,373	53.5%
Total loans	280,418	277,979	0.9	279,516	0.3
Earning assets	335,444	339,041	(1.1)	316,798	5.9
Assets	392,649	367,296	6.9	379,097	3.6
Deposits	262,927	228,245	15.2	245,938	6.9
Borrowings	46,656	56,381	(17.2)	50,006	(6.7)
Stockholders' equity	80,328	80,559	(0.3)	81,182	(1.1)